Exhibit 99.1

Identiv Prices $30 Million Public Offering of Common Stock

FREMONT, California, September 11, 2014 — Identiv, Inc. (NASDAQ:INVE), a global security technology company that provides trust solutions for premises, information and everyday items, priced an underwritten public offering of 2,000,000 shares of its common stock at a public offering price of $15.00 per share. The offering is expected to close on September 16, 2014, subject to satisfaction of customary closing conditions.

Identiv expects to receive net proceeds of approximately $27.3 million from the sale of common stock, after deducting the underwriting discounts and estimated offering expenses payable by Identiv. Identiv intends to use the net proceeds from the offering for working capital and other general corporate purposes, including the acquisition of, or investment in, companies, technologies, products or assets that complement Identiv’s business.

Cowen and Company, LLC is acting as the underwriter for the offering. Identiv has also granted the underwriter a 30-day option to purchase up to an additional 300,000 shares of common stock to cover overallotments, if any.

The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. Before investing in Identiv, you should read the prospectus supplement and the accompanying prospectus, and other documents that Identiv has filed or will file with the SEC, for information about Identiv and this offering.

Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering and, when available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. The final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release contains certain “forward-looking statements” related to the business of Identiv, Inc., which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans” or similar expressions, including expectations regarding the completion of and anticipated proceeds from the proposed public offering, and the planned use of such proceeds. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, whether or not Identiv will consummate the offering, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the SEC. Identiv is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Identiv, Inc.

Investor Relations Contact:

Lennart Streibel

Identiv, Inc.

Email: IR@identiv.com

Phone: + 1 949-553-4251